Exhibit 99

TI Reports 1Q06 Financial Results

•  Revenue Grows 23% from Year Ago
•  Gross Profit Margin Increases to 50.1 Percent of Revenue
•  Company Earns $0.33 Per Share from Continuing Operations, Up 57% from Year Ago

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations. TI’s Sensors & Controls business is reported as a discontinued operation. The previously announced divestiture of this business is expected to close in the second quarter of 2006.

DALLAS (April 18, 2006) - Texas Instruments Incorporated (TI) (NYSE: TXN) today reported first-quarter 2006 revenue of $3.33 billion, up 23 percent from the same quarter in 2005 as growth in the company’s Semiconductor segment accelerated for the third consecutive quarter. Revenue in the first quarter, usually the company’s seasonally weakest quarter, was about even with the fourth quarter of 2005.
Earnings per share from continuing operations were $0.33, up 57 percent from a year ago, and included stock-based compensation expense of $0.04. The company began expensing stock options in the third quarter of 2005 and, therefore, equivalent stock-based compensation expense was not reflected in the year-ago period when the company earned $0.21 per share from continuing operations.
“This is a good start to the year. Demand was strong, and we expect it to continue,” said Rich Templeton, TI president and chief executive officer. “Especially encouraging was our growth in digital signal processors and analog semiconductors, increasing 32 percent and 24 percent respectively from a year ago. These are the core semiconductors of today’s electronics, including 3G cell phones where our revenue doubled from a year ago; low-end cell phones that are beginning to gain traction in large, emerging markets; and wireless basestations where our revenue grew by more than half. We also built momentum in consumer awareness for high-definition televisions that use TI’s DLP® picture technology.”

Gross Profit
TI’s gross profit was $1.67 billion, or 50.1 percent of revenue, an increase of $15 million from the fourth quarter. Gross profit increased $428 million from the year-ago quarter due to higher revenue. Stock-based compensation expense of $18 million was included in cost of revenue in the first quarter of 2006.

Operating Expenses
Research and development (R&D) expense of $533 million, or 16.0 percent of revenue, increased $40 million sequentially due to a combination of increased semiconductor product development, especially for wireless and high-performance analog products, and seasonally higher pay and benefits. R&D expense increased $46 million from the year-ago quarter primarily due to stock-based compensation expense of $28 million, which was included in the first quarter of 2006, as well as higher semiconductor product development. R&D in the first quarter included expenses associated with TI’s acquisition of Chipcon Group ASA, a leader in the design of short-range, low-power wireless RF (radio frequency) transceiver semiconductors. The acquisition will help expand TI’s high-performance analog product portfolio.
Selling, general and administrative (SG&A) expense of $421 million, or 12.6 percent of revenue, increased $17 million sequentially primarily due to seasonally higher pay and benefits. SG&A increased $100 million from a year ago primarily due to the combination of stock-based compensation expense of $45 million included in the first quarter of 2006 and higher Semiconductor marketing expense, which included consumer advertising for DLP products.

Operating Profit
Operating profit of $718 million, or 21.5 percent of revenue, declined $42 million sequentially primarily due to higher operating expenses in the Semiconductor segment. Operating profit increased $282 million from the year-ago quarter due to higher gross profit in the Semiconductor segment. Total stock-based compensation expense of $91 million, or 2.7 percent of revenue, was included in corporate activities in the first quarter.

Net Income
Income from continuing operations was $542 million or $0.33 per share, which includes $0.04 of stock-based compensation expense. Income from discontinued operations was $43 million. Net income was $585 million or $0.36 per share.

Orders
TI orders of $3.60 billion increased $116 million sequentially due to seasonally higher orders in the Educational & Productivity Solutions business in preparation for the back-to-school retail season. TI orders increased $859 million from the year-ago quarter due to higher demand for Semiconductor products.

Cash
Cash flow from operations of $522 million decreased $358 million sequentially and increased $24 million from the year-ago quarter.
At the end of the first quarter, total cash (cash and cash equivalents plus short-term investments) was $3.66 billion, down $1.67 billion from the end of the previous quarter and $1.47 billion from the end of the year-ago period. During the quarter, the company repurchased 47 million shares of TI common stock for $1.44 billion, paid $48 million in dividends and retired $311 million of long-term debt. The company also acquired Chipcon in the first quarter for $177 million in cash, net of cash acquired.

Capital Spending and Depreciation
Capital expenditures of $408 million increased $74 million sequentially and increased $141 million from the year-ago quarter.  TI’s capital expenditures in the first quarter were primarily for assembly, test and advanced 65- and 45-nanometer wafer fabrication equipment used to manufacture semiconductors.
Depreciation of $270 million decreased $66 million sequentially and $71 million from a year ago. The company’s change from an accelerated to a straight-line method of depreciation beginning in the first quarter of 2006 lowered first-quarter depreciation by $29 million.

Accounts Receivable and Inventories
Accounts receivable of $1.80 billion increased $150 million sequentially due to higher Semiconductor shipments in the last month of the quarter versus the comparable period in the prior quarter. Accounts receivable increased $274 million from the year-ago quarter due to higher revenue. Days sales outstanding were 49 at the end of the first quarter compared with 45 at the end of the previous quarter and 51 at the end of the year-ago quarter.
Inventory of $1.25 billion at the end of the first quarter increased $61 million sequentially as the company built inventory from the lower-than-desired levels of the fourth quarter in order to better support customer demand. Inventory increased $90 million compared with the year-ago level. Days of inventory at the end of the first quarter were 67 compared with 64 at the end of the previous quarter and 71 at the end of the year-ago quarter.

Outlook
TI intends to provide a mid-quarter update to its financial outlook on June 8, 2006, by issuing a press release and holding a conference call. Both will be available on the company’s web site.
For the second quarter of 2006, TI expects revenue from continuing operations to be in the following ranges:
•	Total TI, $3.46 billion to $3.75 billion;
•	Semiconductor, $3.29 billion to $3.56 billion; and
•	Educational & Productivity Solutions, $170 million to $190 million.

TI expects earnings per share from continuing operations to be in the range of $0.38 to $0.43. This estimate includes about $0.04, or about $90 million, for stock-based compensation expense.
In 2006 for continuing operations, the estimated annual effective tax rate remains about 30 percent.  This rate is based on current tax law and does not assume reinstatement of the federal research tax credit, which expired at the end of 2005. Also in 2006 for continuing operations, TI still expects R&D expense of about $2.2 billion and capital expenditures of about $1.3 billion. Depreciation is still expected to be about $1.03 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except per-share amounts)

	For Three Months Ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005

Net revenue	$3,334	$3,324	$2,702
Cost of revenue (COR)	1,662	1,667	1,458
Gross profit	1,672	1,657	1,244
Gross profit % of revenue	50.1%	49.8%	46.0%
Research and development (R&D)	533	493	487
R&D % of revenue	16.0%	14.8%	18.0%
Selling, general and administrative (SG&A)	421	404	321
SG&A % of revenue	12.6%	12.1%	11.9%
Total operating expenses	2,616	2,564	2,266
Profit from operations	718	760	436
Operating profit % of revenue	21.5%	22.9%	16.1%
Other income (expense) net	52	51	48
Interest expense on loans	3	2	2
Income from continuing operations before income taxes	767	809	482
Provision for income taxes	225	187	111
Income from continuing operations	542	622	371
Income from discontinued operations, net of income taxes	43	33	40
Net income	$585	$655	$411

Basic earnings per common share:
Income from continuing operations	$.34	$.39	$.22
Net income	$.37	$.41	$.24

Diluted earnings per common share:
Income from continuing operations	$.33	$.38	$.21
Net income	$.36	$.40	$.24

Average shares outstanding (millions):
Basic	1,585	1,606	1,701
Diluted	1,618	1,643	1,735

Cash dividends declared per share of common stock	$.030	$.030	$.025

Stock-based compensation expense included in continuing operations:

COR	18	17	--
R&D	28	27	--
SG&A	45	41	5
Profit from operations	91	85	5
% of revenue	2.7%	2.6%	0.2%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Assets
Current assets:
Cash and cash equivalents	$722	$1,214	$1,851
Short-term investments	2,942	4,116	3,284
Accounts receivable, net of allowances of ($32), ($34) and ($37)	1,798	1,648	1,524

Raw materials	91	83	72
Work in process	819	813	739
Finished goods	336	289	345
Inventories	1,246	1,185	1,156
Deferred income taxes	626	619	577
Prepaid expenses and other current assets	248	135	341
Assets of discontinued operations held for sale	495	472	425
Total current assets	8,077	9,389	9,158
Property, plant and equipment at cost	8,442	8,374	8,880
Less accumulated depreciation	(4,574)	(4,644)	(5,163)
Property, plant and equipment, net	3,868	3,730	3,717
Equity and debt investments	240	236	260
Goodwill	793	677	677
Acquisition-related intangibles	131	60	97
Deferred income taxes	390	393	457
Capitalized software licenses, net	222	243	288
Prepaid retirement costs	205	222	273
Other assets	112	113	118
Total assets	$14,038	$15,063	$15,045

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$--	$301	$318
Accounts payable	720	702	648
Accrued expenses and other liabilities	895	948	826
Income taxes payable	280	154	253
Accrued profit sharing and retirement	43	121	34
Liabilities of discontinued operations held for sale	157	151	122
Total current liabilities	2,095	2,377	2,201
Long-term debt	318	329	55
Accrued retirement costs	116	136	556
Deferred income taxes	17	23	40
Deferred credits and other liabilities	254	261	289
Total liabilities	2,800	3,126	3,141

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: March 31, 2006 -- 1,739,070,044; December 31, 2005 -- 1,738,780,512; March 31, 2005 -- 1,738,491,029	1,739	1,739	1,738
Paid-in capital	744	742	679
Retained earnings	13,930	13,394	11,610
Less treasury common stock at cost: Shares: March 31, 2006 -- 181,032,577; December 31, 2005 -- 142,190,707; March 31, 2005 -- 76,326,181	(5,092)	(3,856)	(1,929)

Accumulated other comprehensive income (loss):
Minimum pension liability	(65)	(65)	(167)
Unrealized gains (losses) on available-for-sale investments	(17)	(16)	(24)
Unearned compensation	(1)	(1)	(3)
Total stockholders’ equity	11,238	11,937	11,904
Total liabilities and stockholders’ equity	$14,038	$15,063	$15,045

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Cash flows from operating activities:
Net income	$585	$655	$411
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Less income from discontinued operations	(43)	(33)	(40)
Depreciation	270	336	341
Stock-based compensation	91	85	5
Amortization of capitalized software	30	33	29
Amortization of acquisition-related costs	16	13	15
Purchased in-process research and development	5	--	--
(Gains)/losses on investments and sales of assets	(5)	(7)	(22)
Deferred income taxes	(36)	(93)	(37)
(Increase)/decrease from changes in:
Accounts receivable	(144)	105	7
Inventories	(57)	(111)	6
Prepaid expenses and other current assets	(111)	30	(88)
Accounts payable and accrued expenses	(106)	(24)	20
Income taxes payable	151	99	72
Accrued profit sharing and retirement	(99)	15	(213)
Decrease/(increase) in noncurrent accrued retirement costs	17	(180)	7
Other	(42)	(43)	(15)
Net cash provided by operating activities of continuing operations	522	880	498

Cash flows from investing activities:
Additions to property, plant and equipment	(408)	(334)	(267)
Sales of assets	4	--	42
Purchases of cash investments	(1,153)	(2,690)	(818)
Sales and maturities of cash investments	2,341	1,887	1,204
Purchases of equity investments	(5)	(4)	(2)
Sales of equity and debt investments	7	14	--
Acquisition of businesses, net of cash acquired	(177)	--	--
Net cash provided by (used in) investing activities of continuing operations	609	(1,127)	159

Cash flows from financing activities:
Proceeds from loans and long-term debt	--	275	--
Payments on loans and long-term debt	(311)	(1)	--
Dividends paid on common stock	(48)	(48)	(43)
Sales and other common stock transactions	142	128	57
Excess tax benefit from stock option exercises	7	17	--
Stock repurchases	(1,440)	(870)	(1,493)
Net cash used in financing activities of continuing operations	(1,650)	(499)	(1,479)

Cash flows from discontinued operations:
Operating activities	35	28	26
Investing activities	(10)	(13)	(11)
Net cash provided by discontinued operations	25	15	15

Effect of exchange rate changes on cash	2	4	(5)
Net decrease in cash and cash equivalents	(492)	(727)	(812)
Cash and cash equivalents, beginning of period	1,214	1,941	2,663
Cash and cash equivalents, end of period	$722	$1,214	$1,851

Business Segment Net Revenue
(In millions of dollars)

	For Three Months Ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005

Semiconductor	$3,262	$3,258	$2,621
Educational & Productivity Solutions	74	67	82
Intersegment eliminations	(2)	(1)	(1)

Total net revenue	$3,334	$3,324	$2,702

Business Segment Profit (Loss)
(In millions of dollars)

	For Three Months Ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005

Semiconductor	$883	$912	$462
Educational & Productivity Solutions	13	10	20
Corporate activities*	(178)	(162)	(46)

Profit from operations	$718	$760	$436

* Corporate activities include stock-based compensation expense of $91 million, $85 million and $5 million for the first quarter of 2006, the fourth quarter of 2005 and the first quarter of 2005. Also included in the first quarter of 2005 are gains of $23 million on sales of assets related primarily to the disposition of a sales facility and the sale of the commodity liquid crystal display driver product line.

Semiconductor
•
Revenue of $3.26 billion in the first quarter was about even sequentially, and increased 24 percent from the year-ago quarter primarily due to demand for the company’s DSP and analog products. Revenue from semiconductors used in wireless applications was even sequentially and was up 32 percent from a year ago.

•
Gross profit in the first quarter was $1.66 billion, or 50.8 percent of revenue. Gross profit increased $12 million sequentially, and increased $460 million from the year-ago quarter due to higher revenue. Operating profit in the first quarter was $883 million, or 27.1 percent of revenue, down $29 million sequentially due to higher operating expenses. Compared with the year-ago quarter, operating profit increased $421 million due to higher gross profit.

•
Analog revenue was even sequentially, and increased 24 percent from the year-ago quarter primarily due to demand for high-performance analog products. Revenue from high-performance analog products grew 6 percent sequentially and 43 percent from a year ago.

•
DSP revenue in the first quarter increased 4 percent sequentially due to demand for communications infrastructure products, including high-density Voice over Internet Protocol (VoIP) and wireless basestation products. DSP revenue increased 32 percent from the year-ago quarter due to higher demand from the wireless market.

•
TI’s remaining Semiconductor revenue in the first quarter decreased 6 percent sequentially primarily due to the expected seasonal decline in DLP semiconductors used in high-definition televisions and projectors, as well as lower royalties. This more than offset higher revenue in microcontrollers, RISC microprocessors and standard logic products. From a year ago, remaining Semiconductor revenue increased 14 percent primarily due to growth in standard logic, DLP, microcontroller and RISC microprocessor revenue more than offsetting a decline in royalties.

•
Semiconductor orders of $3.43 billion in the first quarter were about even sequentially, and increased 32 percent from a year ago due to broad-based demand, especially for the company’s wireless and high-performance analog products.

1Q Semiconductor Highlights
•
TI announced its OMAP™ 3 product, believed to be the industry’s first applications processor in 65-nanometer process technology, that will power a new class of advanced cell phones by enabling improvements in entertainment and productivity features.

•	TI joined other wireless and gaming industry leaders to define and support an open gaming architecture to accelerate the adoption of premium mobile games.
•
TI introduced a new family of high-performance analog amplifiers featuring precision performance at one-tenth the power consumption of the nearest competitive device, making them ideal for medical instrumentation, temperature measurement, test equipment, security and consumer systems.

•
TI unveiled PIQUA™, a new IP network quality management system based on TI's DSP technology and embedded software solutions. Using sophisticated real-time calculations to instantly assess quality parameters, PIQUA allows network operators to proactively manage quality-of-service characteristics such as echo, dropped packets and line delay.

Educational & Productivity Solutions
•
Revenue in the first quarter was $74 million, up $7 million sequentially due to higher demand for scientific calculators. Revenue was down $8 million from the year-ago quarter due to an expected shift of instructional dealers’ purchases closer to second- and third-quarter school demand.

•
Gross profit in the first quarter was $41 million, or 55.7 percent of revenue, up $6 million sequentially primarily due to higher revenue and down $3 million from the year-ago quarter primarily due to lower revenue.

•
Operating profit in the quarter was $13 million, or 18.3 percent of revenue, an increase of $3 million sequentially, and a decrease of $7 million from the year-ago quarter primarily due to lower revenue.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities and critical manufacturing equipment;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:
DLP
OMAP
PIQUA
Other trademarks are the property of their respective owners.